Exhibit 99.1

FOR IMMEDIATE RELEASE

BJ’S RESTAURANTS, INC. ANNOUNCES CORRECTION IN ACCOUNTING FOR LEASES

Huntington Beach, California – March 9, 2005 – Management of BJ’s Restaurants, Inc. (Nasdaq: BJRI) today announced that it will adjust its accounting for “rent holidays” in its restaurant leases after the Company’s review of the topic with its Audit Committee and consultation with its independent registered public accounting firm, Ernst & Young LLP.

Like many companies in the retail and restaurant industries, BJ’s Restaurants, Inc. reviewed its policy of accounting for leases in light of the views expressed by the Chief Accountant of the Securities and Exchange Commission in a February 7, 2005 letter to the American Institute of Certified Public Accountants. The views expressed by the Chief Accountant on February 7th necessitated a reassessment of lease accounting methods. Based on the SEC’s views, the Company has now concluded that its accounting treatment for “rent holidays” was not consistent with the SEC’s recent pronouncement. With the exception of “rent holidays”, BJ’s Restaurants, Inc. believes it is in compliance with all other lease accounting views expressed in the SEC’s recent letter.

In most cases, the term of the Company’s restaurant leases starts at the commencement of restaurant operations rather than at the time the leased property is made available to the Company as the tenant, which allows time for constructing leasehold improvements necessary to operate the restaurant. This has been the standard industry practice for some time. It is also typical that there are no lease payments due during this build-out period, as the stated term of the lease has not yet begun. Therefore, the Company has not recorded lease expense during these build-out periods. Rather, the Company recorded straight-line rent expense as of the earlier of the commencement of operations or the commencement of the lease term. In the February 7th letter, the SEC deemed this approach inappropriate and clarified that these build-out periods should be considered “rent holidays,” a term that the Company previously had considered applied only to periods of “free rent” within a stated lease term. As a result of this SEC view, the Company will adjust its financial statements to record non-cash rent expense during the build-out period, even though this period is in addition to the stated term of the lease. The effect of this adjustment will be to increase the pre-opening expense recorded in the Company’s income statement, to reduce the ongoing rent expense that is reflected in occupancy costs, and to increase deferred rent.

Since the Company’s management and its Audit Committee have concluded that the Company’s accounting for “holiday rent” was not in conformity with U.S. generally accepted accounting principles as described in the SEC’s recent letter, the Company’s previously issued unaudited financial results included in the Company’s press release issued February 23, 2005 should no longer be relied upon. Due to the immaterial effect of the lease accounting adjustment for “rent holidays” on the Company’s financial statements, BJ’s Restaurants, Inc. cumulative “rent holiday” adjustment will be recorded during the fourth quarter of fiscal 2004 as opposed to restating prior periods, subject to final discussions with our independent registered public accounting firm. The cumulative pre-tax adjustment to be recorded during fiscal 2004 will increase preopening expense by $499,000. Of this cumulative amount, the pretax adjustment amount applicable to fiscal 2004 results will be $224,000 (or $137,000 after tax), or slightly less than $0.01 per diluted share. The pretax adjustment amount applicable to fiscal years 2003 and prior will be $275,000 (or $168,000 after tax), or approximately $0.01 per diluted share. Related adjustments will also be made to certain balance sheet accounts. This accounting adjustment will not impact the overall cash flow economics of the Company’s business or the restaurant leases themselves.

BJ’s Restaurants, Inc. currently expects to file its Annual Report on Form 10-K on or before the original due date of March 18, 2005.

BJ’s Restaurants, Inc. currently owns and operates 35 casual dining restaurants under the BJ’s Restaurant and Brewery, BJ’s Restaurant and Brewhouse or BJ’s Pizza & Grill brand names. BJ’s restaurants offer an innovative menu featuring award-winning, signature deep dish pizza complemented with generously portioned salads, sandwiches, soups, pastas, entrées and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ’s experience. The company operates ten microbreweries which produce and distribute BJ’s critically acclaimed handcrafted beers throughout the chain. The Company’s restaurants are located in California (24), Texas (5), Oregon (3), Arizona (1), Colorado (1) and Nevada (1). The Company also has a licensing interest in a BJ’s restaurant in Lahaina, Maui. Visit BJ’s Restaurants, Inc. on the web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking statements” for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) our ability to manage an increasing number of new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) minimum wage increases (v) food quality and health concerns, (vi) factors that impact California, where 24 of our current 35 restaurants are located, (vii) restaurant and brewery industry competition, (viii) impact of certain brewery business considerations, including without limitation, dependence upon suppliers and related hazards, (ix) consumer trends, (x) potential uninsured losses and liabilities, (xi) fluctuating commodity costs including food and energy, (xii) trademark and servicemark risks, (xiii) government regulations, (xiv) licensing costs, and (xv) other general economic and regulatory conditions and requirements.

For further information, please contact Robert Curran of BJ’s Restaurants, Inc. (714) 848-3747, ext. 260.